Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-3) of Moxian, Inc. of our report dated December 22, 2016 with respect to the consolidated financial statements of Moxian, Inc. as of September 30, 2016 and for the year then ended, included in the Annual Report (Form 10-K) of Moxian, Inc. for the year ended September 30, 2016, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/Friedman LLP

New York, New York

March 17, 2017